Exhibit A


                                AIRPLANES GROUP

                   debis AirFinance House, Shannon, Ireland
                 Telephone: +353 61 360000 Fax: +353 61 360113


                                 PRESS RELEASE

Under the terms of the Airplanes Notes, Airplanes Group ("the Company") is required annually to commission an appraisal of the Company's fleet. The Indentures require the Company to obtain annual appraisals of the "base values" of each of the Company's aircraft from at least three independent appraisers that are members of the International Society of Transport Aircraft Trading ("ISAT"). Since 1996, the Company has obtained its annual appraisals from Airclaims Limited ("Airclaims"), Aircraft Information Services, Inc. ("AISI") and BK Associates ("BK"). The most recent annual appraisals (as of January 31,
2001) obtained by the Company are: AISI ($3,196 million), BK ($3,277 million) and Airclaims ($2,934 million). The average of these three appraisals is $3,135 million (the "2001 Appraised Value"), compared with $3,310 million as of February 18, 2000 (as adjusted for sales during the period to January 31, 2001).

If the average appraised values are below certain values set forth in the aircraft depreciation schedules provided under the terms of the Notes, such terms require that cashflow allocated to pay targeted principal payments to holders of Class C and Class D Notes and interest to holders of Class E Notes be reallocated to pay a Class A Principal Adjustment Amount to holders of Class A Notes.

In the year to January 31, 2001, the annual decline in the average appraised value was greater than the decline assumed in such aircraft depreciation schedules. A similar situation arose in each of the three years to 1999 where the annual decline was also greater than the decline assumed in the aircraft depreciation schedules.

At January 16, 2001, the Class A Principal Adjustment Amount outstanding was $23.7 million and total deferrals of Class C and Class D Scheduled Principal Amounts amounted to $11.7 million and $5.4 million, respectively. The Class E Minimum Interest Amount has been suspended since April 2000.

Based on the 2001 Appraised Value, the decline in aircraft appraisals in the period to the February 2001 Payment Date was approximately $10 million more than the decrease assumed in the aircraft depreciation schedules. The decline in appraised values in this period, combined with the overall decline in appraised values since March 1996 and overall cash performance in that period, results in an increase in the Principal Adjustment Amount on the Class A Notes from $32.4 million to $38.6 million.

The continued payment of Class A Principal Adjustment Amount will result in the continued reallocation of cashflows in favour of the Class A Notes until such time as the Class A target loan to value ratios contained in the terms of the Notes have been restored. Accordingly, payments of the Class C and D Scheduled Principal Amounts will continue to be deferred and the current suspension of payments of the Class E Minimum Interest Amount will also continue. At the February 2001 Payment Date, total deferrals of Class C and Class D Scheduled Principal Amounts are $13.1 million and $6.1 million respectively.

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There can be no assurances that these arrears will be paid in full or that variations in future cashflows or future appraisals will not lead to delays in the payment of Class A Principal Adjustment Amounts or increases in arrears of Class C and Class D Scheduled Principal Amounts.

For further information concerning the Company's results of operations, please see its Quarterly Report on Form 10-Q for the period to December 31, 2000, which was filed with the Securities and Exchange Commission on February 14, 2001.

Further information regarding the Appraisals:

Under the terms of the Indentures governing the Airplanes Notes, the Company is required at the beginning of each year to obtain appraisals of the "base value" of its aircraft from at least three independent appraisers. The appraisers ascertained the "base value" of each aircraft on the basis of an open, unrestricted, stable market environment as of January 31, 2001 with a reasonable balance of supply and demand, and with full consideration of each aircraft's "highest and best use", presuming an arm's-length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable time available for marketing, adjusted to account for the maintenance status of each aircraft (with certain assumptions as to use since the last reported status). The Company's three aircraft subject to finance leases have been included at their net book value rather than appraised value. The 2001 Appraised Value stated above does not reflect the value of leases, maintenance reserves, security deposits or other collateral, if any, related to a particular aircraft. An appraisal is only an estimate of value and there can be no assurance that proceeds received upon any sale of an aircraft would approximate the base value of that aircraft.

Over the period since 1996, when the Company acquired its aircraft, the appraised values obtained from the various individual appraisers have tended to vary in widely different amounts. In light of this experience, the Company continues to keep under review the number and composition of appraisers in deciding how best to comply with its appraisal obligations in the future.


February 13, 2001

For further information please contact: Patrick Blaney or Pat Dalton of Airplanes Groups Administrative Agent at tel: +353 61 360000